Exhibit 10.2(C)

YAHOO! INC.

NOTICE OF STOCK OPTION GRANT

[grantee name]

[employee ID]

[address]

You have been granted an option to purchase Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	[Date]

Exercise Price per Share:	$[dollars.cents]

Total Number of Shares Granted:	[share number]

Total Price of Shares Granted:	$[dollars.cents]

Type of Option:	U.S. Executive Nonstatutory Stock Option

Vesting Commencement Date	[Date]

Vesting Schedule:

Shares	Description	Vest Date
[#]	[On vest date]	[Date]
[#]	[Daily*]	[Date]
[#]	[Monthly*]	[Date]
[#]	[Quarterly*]	[Date]
[#]	[Semi-Annually*]	[Date]
[#]	[Annually*]	[Date]
[#]		[Date]
[#]		[Date]
[#]		[Date]
[#]		[Date]

*	The shares shown on this line are scheduled to vest in a series of smaller installments, with the indicated frequency, after the vest date in the prior line (or, if none, the vesting commencement date) through and including the vest date in this line. See the Stock Option Agreement linked below for further details.

[INSERT IF APPLICABLE: This ‘front loaded’ grant represents [#] years of annual awards.]

Expiration Date:	[Date]

Post-Termination Exercise Period:	This option may be exercised for a period of ninety (90) days after termination of your employment relationship except as set forth in the Stock Option Agreement (but in no event later than the Expiration Date set forth above). You understand and agree that termination of your employment relationship for purposes of this option shall occur on the Termination Date (as defined in the Stock Option Agreement).

Governing Documents:	Stock Option Agreement for U.S. Executives
1995 Stock Plan (the “Plan”)

By your acceptance of this award through the Company’s online acceptance procedure (or by your signature and the signature of the Company’s representative below):

•	you acknowledge receiving and reviewing the Governing Documents (listed above) and the Supplemental Documents (listed below);

•

you agree that this award is granted under and governed by the terms and conditions of the Governing Documents and you agree to be bound by the terms of this Notice of Stock Option Grant and the Governing Documents, all of which are hereby incorporated by reference into this Notice of Stock Option Grant; and

•

you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Governing Documents for the purpose of implementing, administering and managing your participation in the Plan.

This Notice of Stock Option Grant shall be construed and determined in accordance with the laws of the U.S. State of Delaware (without giving effect to the conflict of laws principles thereof) and shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

OPTIONEE:	YAHOO! INC.

Click here to accept	By:	[Signature 1]

Signature		[Name of executive]

[grantee name]	Title:	[Title of Executive]
Name

Supplemental Documents:		U.S. Prospectus
Insider Trading Policy

YAHOO! INC.

1995 STOCK PLAN

STOCK OPTION AGREEMENT

FOR U.S. EXECUTIVES

1.	Grant of Option. Yahoo! Inc., a Delaware corporation (the “Company”), hereby grants to the optionee (the “Optionee”) named in the Notice of Stock Option Grant (the “Notice of Grant”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the Yahoo! Inc. 1995 Stock Plan, as amended (the “Plan”), adopted by the Company, which is incorporated in this Stock Option Agreement for Executives (this “Agreement”) by reference. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the definitions set forth in the Plan.

If designated as an Incentive Stock Option in the Notice of Grant, this Option is intended to qualify as an “incentive stock option” as such term is defined in Section 422 of the Code.

2.	Exercise of Option. This Option shall be exercisable during its term in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”), this Section 2 and the provisions of Sections 9 and 10 of the Plan as follows:

(i)	Right to Exercise.

(a)	Subject to the earlier termination or expiration of the Option as provided in Section 2(i)(c) or (d) below:

(I)	The description “on vest date” in a Vesting Schedule line indicates that the Option shall become exercisable with respect to the number of Shares set forth in such line on the vest date set forth in such line.

(II)

The description “daily,” “monthly,” “quarterly,” “semi-annually” or “annually” in a Vesting Schedule line indicates that the Option shall become exercisable with respect to the corresponding number of Shares set forth in such line on a daily, monthly, quarterly, semi-annual or annual (as applicable) schedule. In such event, the first vesting installment shall occur on the applicable anniversary (daily, monthly, quarterly, semi-annual or annual, as applicable) of the vest date in the prior line (or, if none, on the applicable anniversary of the vesting commencement date set forth in the Notice of Grant (the “Vesting Commencement Date”)) and vesting installments shall continue to occur on subsequent applicable anniversaries of that date until the option to purchase the full

Stock Option Agreement for U.S. Executives (February 2013)	1

number of Shares set forth in such line is fully vested on the vest date set forth in such line. The number of Shares covered by each such vesting installment shall equal the quotient of (A) the total number of Shares set forth in such line divided by (B) the total number of such anniversaries scheduled to occur from the vest date in the prior line (or, if none, from the Vesting Commencement Date) through and including the vest date in such line; provided that fractional shares shall not vest but shall accumulate.

The date on which any portion of the Option is scheduled to vest pursuant to this Section 2(i)(a) (or otherwise pursuant to this Agreement or the Plan) is referred to as a “vesting date.”

(b)	This Option may not be exercised for a fraction of a share.

(c)	In the event of the Optionee’s death, disability or other termination of employment, the exercisability of this Option is governed by Sections 6 through 9 below, subject to the limitations contained in Sections 2(i)(d) and (e).

(d)	In no event may this Option be exercised after the expiration date set forth in the Notice of Grant.

(e)	If designated as an Incentive Stock Option in the Notice of Grant, in the event that this Option becomes exercisable at a time or times which, when this Option is aggregated with all other incentive stock options granted to the Optionee by the Company or any Parent or Subsidiary, would result in shares having an aggregate fair market value (determined for each share as of the date of grant of the option covering such share) in excess of $100,000 becoming first available for purchase upon exercise of one or more incentive stock options during any calendar year, the amount in excess of $100,000 shall be treated as a Nonstatutory Stock Option, pursuant to Section 5(b) of the Plan.

(ii)	Method of Exercise.

(a)

This Option shall be exercisable by delivering notice to the Company or a broker designated by the Company in such form and through such delivery method as shall be acceptable to the Company or the designated broker, as appropriate (the “Exercise Notice”). The Exercise Notice shall specify the election to exercise this Option and the number of Shares in respect of which this Option is being exercised, shall include such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan and applicable law, and shall be accompanied by payment of the aggregate Exercise Price for the Shares in respect of which the Option is being exercised and any applicable tax withholding under Section 15 below. This Option shall be

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deemed to be exercised upon receipt by the Company or the designated broker of such Exercise Notice accompanied by such payment.

(b)	As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the exercise of this Option or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(c)	No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any Stock Exchange. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which this Option is exercised with respect to such Shares.

3.	Continuance of Employment/Service Required. The Vesting Schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of this Option and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Sections 6, 7 and 8 below or under the Plan.

4.	Method of Payment. Payment of the Exercise Price shall be by any of, or a combination of, the following methods at the election of the Optionee: (i) cash; (ii) check; (iii) surrender of other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which this Option shall be exercised; or (iv) delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Exercise Price; provided that the Administrator may from time to time limit the availability of any non-cash payment alternative.

5.	Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

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6.	Termination of Relationship.

(i)	In the event of termination of the Optionee’s Continuous Status as an Employee or Consultant, the Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”) and after giving effect to any accelerated vesting that may be required in the circumstances pursuant to Section 6(ii) or Section 9, exercise this Option during the Post Termination Exercise Period set forth in the Notice of Grant. To the extent that the Optionee was not entitled to exercise this Option at the Termination Date, or if the Optionee does not exercise this Option within the time specified in the Notice of Grant, this Option shall terminate. Further, to the extent allowed by applicable law, if the Optionee is indebted to the Company on the Termination Date, the Optionee’s right to exercise this Option shall be suspended until such time as the Optionee satisfies in full any such indebtedness.

(ii)	Notwithstanding the foregoing clause (i) but subject to Section 9 below:

(A)	Termination During Annual Vesting Period: subject to clause (ii)(B) below, in the event (1) the termination of the Optionee’s employment is by the Company, Parent or Subsidiary without Cause (as defined below) or due to the Optionee’s death or Total Disability (as defined in the Plan) and the Optionee complies with the release and other requirements described in Section 10, (2) the Termination Date is not a scheduled vesting date and is six months or less before the next scheduled vesting date, and (3) on the Termination Date the period of time between (x) the then-prior vesting date (or, if none, the date of grant specified in the Notice of Grant (the “Date of Grant”) or any earlier vesting commencement date specified by the Administrator at the time of grant) and (y) the next scheduled vesting date is six months or more, then the portion of the Option that is scheduled to vest on the next scheduled vesting date (to the extent then outstanding and unvested) shall vest and become exercisable on the later of the Termination Date or the date the Optionee’s full release of any and all claims against the Company as contemplated by Section 10 becomes irrevocable. Any portion of the Option that does not vest in accordance with the foregoing provisions of this clause (ii)(A) shall terminate as of the Termination Date. For avoidance of doubt, this clause (ii)(A) will not apply to any such termination (other than a termination due to the Optionee’s death or Total Disability) that occurs at any time within the 12-month period following a Change in Control (as defined below).

(B)

Front-Loaded Awards - Termination During Annual Vesting Period: notwithstanding the foregoing clause (ii)(A), in the event (1) the termination of the Optionee’s employment is by the Company, Parent or Subsidiary without Cause or due to the Optionee’s death or Total Disability and the Optionee complies with the release and other requirements described in Section 10, and (2) the Option is designated as “front loaded” in the Notice of Grant, then the Option shall vest and become exercisable upon the later of the Termination Date or the date the

Stock Option Agreement for U.S. Executives (February 2013)	4

Optionee’s full release of any and all claims against the Company as contemplated by Section 10 becomes irrevocable with respect to a number of shares equal to the quotient of (x) the number of shares subject to the portion of the Option that would have vested under clause (ii)(A) if this were not a front-loaded award, divided by (y) the number of years of annual awards this grant represents, as stated in the Notice of Grant. Any portion of the Option that does not vest in accordance with the foregoing provisions of this clause (ii)(B) shall terminate as of the Termination Date. For avoidance of doubt, this clause (ii)(B) will not apply to any such termination (other than a termination due to the Optionee’s death or Total Disability) that occurs at any time within the 12-month period following a Change in Control.

(C)	Extended Post-Termination Exercise Period. Notwithstanding the provisions of Section 6(i) above, in the event of termination of the Optionee’s employment by the Company, Parent or Subsidiary without Cause , the Optionee may, but only within six (6) months from the Termination Date (but in no event later than the expiration date set forth in the Notice of Grant), exercise this Option to the extent otherwise so entitled at the Termination Date (after giving effect to any accelerated vesting pursuant to the foregoing provisions of this Section 6(ii) that may apply in the circumstances). To the extent that the Optionee was not entitled to exercise this Option at the Termination Date, or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

7.	Disability of Optionee. Notwithstanding the provisions of Section 6(i) above, in the event of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of Total Disability, the Optionee may, but only within twelve (12) months from the Termination Date (but in no event later than the expiration date set forth in the Notice of Grant), exercise this Option to the extent otherwise so entitled at the Termination Date (after giving effect to any accelerated vesting pursuant to the Section 6(ii) that may apply in the circumstances). To the extent that the Optionee was not entitled to exercise this Option at the Termination Date, or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

8.

Death of Optionee. Notwithstanding the provisions of Section 6(i) above, in the event of the death of the Optionee during the period of the Optionee’s Continuous Status as an Employee or Consultant, or within thirty (30) days following the termination of the Optionee’s Continuous Status as an Employee or Consultant, this Option may be exercised, at any time within twelve (12) months following the date of the Optionee’s death (but in no event later than the expiration date set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise this Option at the date of death or, if earlier, the date of termination of the Optionee’s Continuous Status as an Employee or Consultant (after giving effect to any accelerated vesting pursuant to the Section 6(ii) that may apply in the circumstances). To the extent

Stock Option Agreement for U.S. Executives (February 2013)	5

that the Optionee was not entitled to exercise this Option at the date of death or termination, as the case may be, or if the Optionee’s estate or the person who acquired the right to exercise this Option by bequest or inheritance does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

9.	Change in Control. The following provisions shall apply in the event of a Change in Control (as such term is defined below):

(i)	In the event that, during the period of twelve (12) months following the Change in Control, the Optionee’s employment is terminated by the Company, Parent or any Subsidiary without Cause or by the Optionee for Good Reason (as such terms are defined below) and the Optionee complies with the release and other requirements described in Section 10, this Option, to the extent then outstanding and not vested, shall become fully vested and exercisable in accordance with Section 6 as of the later of the Termination Date or the date the Optionee’s full release of any and all claims against the Company as contemplated by Section 10 becomes irrevocable.

(ii)	For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the date of grant specified in the Notice of Grant (the “Date of Grant”):

(a)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

(b)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(c)

the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the

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Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(iii)	For purposes of this Agreement, “Cause” shall mean termination of the Optionee’s employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (a), (b) and (c) below, if curable, the Optionee has not cured within fourteen (14) days after the Optionee receives written notice from the Company specifying with reasonable particularity such occurrence: (a) the Optionee’s refusal or material failure to perform the Optionee’s job duties and responsibilities (other than by reason of the Optionee’s serious physical or mental illness, injury or medical condition); (b) the Optionee’s failure or refusal to comply in any material respect with material Company policies or lawful directives; (c) the Optionee’s material breach of any contract or agreement between the Optionee and the Company (including but not limited to any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between Optionee and the Company), or the Optionee’s material breach of any statutory duty, fiduciary duty or any other obligation that the Optionee owes to the Company; (d) the Optionee’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or the Optionee’s engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or (e) the Optionee’s indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate the Optionee’s employment for Cause without notice and opportunity to cure. However, should the Company choose to offer the Optionee another opportunity to cure, it shall not be deemed a waiver of its rights under this provision. For purposes of this definition, the term “Company” shall include a Parent or any Subsidiary of the Company.

(iv)

For purposes of this Agreement, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from the Optionee specifying in reasonable detail the reasons the Optionee believes one of the following events or conditions has occurred (provided such notice is delivered by the Optionee no later than 30 days after the initial existence of the occurrence): (a) a material diminution of the Optionee’s then current aggregate base salary and target bonus amount (other than reductions that also affect other similarly situated employees) without the Optionee’s prior written agreement; (b) the material diminution of the Optionee’s authority, duties or responsibilities as an employee of the Company without the Optionee’s prior written agreement (except that change in title or assignment to a new supervisor by itself shall not constitute Good Reason); or (c) the relocation of the Optionee’s position with the Company to a location that is greater than 50 miles from the Optionee’s current principal place of employment with the Company, and that is also further from the Optionee’s principal place of residence, without the

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Optionee’s prior written agreement, provided that in all events the termination of the Optionee’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.” For purposes of this definition, the term “Company” shall include a Parent or any Subsidiary of the Company.

(v)	For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

This Option shall not be subject to the acceleration of vesting provisions of Section 2.5 of the Amended and Restated Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees.

10.	Conditions of Accelerated Vesting; Exclusive Remedy. The accelerated vesting provisions specified in Sections 6 and 9 above are conditioned on (1) the Optionee’s signing a full release of any and all claims against the Company in a release form acceptable to the Company (within the period specified in it by the Company, which in no event shall be more than fifty days following the Optionee’s Termination Date) and the Optionee’s not revoking such release pursuant to any revocation rights afforded by applicable law, and (2) the Optionee’s compliance with the Optionee’s obligations under his or her Employee Confidentiality and Assignment of Inventions Agreement, or similar agreement. The Optionee agrees that such accelerated vesting benefits specified in this Agreement (and any applicable severance benefits provided under a written agreement with the Company then in effect in accordance with its terms) will constitute the exclusive and sole remedy for any termination of the Optionee’s employment and the Optionee covenants not to assert or pursue any other remedies, at law or in equity, with respect to the Optionee’s termination and/or employment.

11.	Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The designation of a beneficiary does not constitute a transfer. This Option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

12.	Term of Option. This Option may not be exercised after the expiration date set forth in the Notice of Grant, and may be exercised on or prior to such date only in accordance with the Plan and the terms of this Option.

13.

No Right to Continued Employment. The Optionee understands and agrees that the vesting of Shares pursuant to the Vesting Schedule and Section 2 above is earned only by continuing in the employ or service of the Company at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as an Employee or

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Consultant with the Company, a Parent, or any Subsidiary, nor shall it interfere with or restrict in any way the right of the Company, a Parent or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever, with or without cause and with or without advance notice.

14.	Notice of Disqualifying Disposition of Incentive Stock Option Shares. If this Option is an Incentive Stock Option, and if the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after transfer of such Shares to the Optionee upon exercise of the Incentive Stock Option, the Optionee shall notify the Company in writing within thirty (30) days after the date of any such disposition. The Optionee agrees that the Optionee may be subject to the tax withholding provisions of Section 15 below in connection with such sale or disposition of such Shares.

15.	Tax Withholding. The Optionee shall pay to the Company promptly upon request, and in any event at the time the Optionee recognizes taxable income in respect of the Option, an amount equal to the taxes the Company determines it or the Optionee’s employer is required to withhold under applicable tax laws with respect to the Option. Such payment may be made by any of, or a combination of, the following methods: (i) cash or check; (ii) out of the Optionee’s current compensation; (iii) by surrender of other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld; (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of this Option that number of Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or (v) by delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the amount required to be withheld; provided that the Administrator may from time to time limit the availability of any non-cash payment alternative. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

All elections by the Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(i)	the election must be made on or prior to the applicable Tax Date;

(ii)	once made, the election shall be irrevocable as to the particular Shares of this Option as to which the election is made;

(iii)	all elections shall be subject to the consent or disapproval of the Administrator; and

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(iv)	if the Optionee is subject to Section 16 of the Exchange Act, the election must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

16.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17	Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address appearing on the books of the Company or to the Optionee’s residence or to such other address as may be designated in writing by the Optionee. Notices may also be delivered to the Optionee, during his or her employment, through the Company’s inter-office or electronic mail systems.

18.	Bound by Plan. By signing this Agreement, the Optionee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

19.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

20.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

21.	Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

22.	Governing Law/Choice of Venue.

(i)	This Agreement and the rights of the Optionee hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), as provided in the Plan.

(ii)

For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option grant or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California where this grant is made and/or to be performed and agree that such

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litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts.

23.	Imposition of Other Requirements. If the Optionee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.	Recoupment. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to the Option and any Shares that may be issued in respect of the Option.

25.	Entire Agreement. This Agreement, the Notice of Grant and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

26.	Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

27.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28.	Signature. This Agreement shall be deemed executed by the Company and the Optionee as of the Date of Grant upon execution by such parties (or upon the Optionee’s online acceptance) of the Notice of Grant.

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